                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
EMS Technologies, Inc:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-76455, 33-50528, 333-20843, 333-32425, 333-35842, 333-86973 and
333-74770) and Form S-3 (Nos. 333-61796 and 333-87160) of EMS Technologies, Inc.
of our report dated March 30, 2005, with respect to the consolidated balance sheets of EMS Technologies, Inc. and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004 annual report on Form 10-K/A Amendment No. 1 of EMS Technologies, Inc.

In our report specified above, we state that we did not audit the consolidated financial statements and financial statement schedule of EMS Technologies Canada, Ltd., a wholly-owned subsidiary, as of December 31, 2003 and for each of the years in the two-year period ended December 31, 2003 which financial statements were audited by other auditors whose report has been furnished to us. Our opinion, insofar as it relates to EMS Technologies Canada, Ltd., is based solely on the report of the other auditors as of December 31, 2003 and for each of the years in the two-year period ended December 31, 2003.

Our report refers to changes in the method of accounting for goodwill and other intangible assets in 2002.


KPMG LLP
Atlanta, Georgia
March 30, 2005